Exhibit 10.23

EXECUTION VERSION

Confidential

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated as of Aug 8, 2013, is made by and between Therese Tucker (the “Equity Holder”) and SLS Breeze Holdings, Inc. (the “Parent”), a Delaware corporation.

WHEREAS, this Agreement is being entered into in connection with that certain Agreement and Plan of Merger, executed concurrently herewith by and among the Parent, SLS Breeze Intermediate Holdings, Inc., a Delaware corporation and a subsidiary of Parent (“Intermediate Corp”), SLS Breeze Merger Sub, Inc. a California corporation and subsidiary of Parent (the “Merger Sub”), and BlackLine Systems, Inc., a California corporation (the “Company”) (the “Merger Agreement”);

WHEREAS, Parent, Intermediate Corp, Merger Sub, and the Company have agreed to merge the Merger Sub with and into the Company, forming the Surviving Company as a subsidiary of the Parent, on the terms and conditions set forth in the Merger Agreement (such transaction, the “Merger” and the closing thereof, the “Closing”);

WHEREAS, the Equity Holder is a holder of Company common stock and/or options to acquire Company common stock and as such will benefit substantially from the Merger Agreement and the transactions contemplated thereby;

WHEREAS, Parent wishes to protect its investment in the Business made pursuant to the Merger Agreement, including the confidential and proprietary information and goodwill possessed by the Equity Holder, by restricting the activities of the Equity Holder as set forth herein which might be competitive with or harmful to the Business; and

WHEREAS, the execution of this Agreement by the Equity Holder is a condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the terms, conditions and other provisions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Restrictive Covenants.

(a) For a period of five (5) years beginning on the Effective Date (such five (5) year period being the “Restrictive Covenant Term”), the Equity Holder shall not, directly or indirectly:

(i) engage or have any interest, whether as officer, agent, employee, director, partner or stockholder, or through the investment of capital, lending of money or rendering of services, in any business or Person that is competing with the Business anywhere in the world; or

(ii) solicit or induce any Person who is an employee or consultant of the Company or any subsidiary of the Company to terminate or reduce his, her or its services to the Company or such subsidiary or otherwise hire any such Person, provided, however, that nothing herein shall be deemed to prohibit the Equity Holder (i) from soliciting or hiring any employee or consultant of the Company or any of its subsidiaries, if such employee or consultant is a member of the Equity Holder’s immediate family; (ii) from placing advertisements in newspapers or other media of general circulation advertising employment or consulting opportunities; and (iii) from hiring persons who are no longer employees or consultants of the Company or any of its subsidiaries at the time of hiring, provided that they were not otherwise solicited by the Equity Holder in violation of this section.

For purposes of this Agreement, “Business” shall mean the business conducted by the Company and its subsidiaries on or prior to the Effective Date, and “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(b) Notwithstanding anything to the contrary herein, the Equity Holder may own, solely as an investment, securities of any company engaged in the Business which such securities are publicly traded on a national stock exchange, so long as (i) the Equity Holder is not a controlling person of or a member of a group which controls such company and (ii) the Equity Holder does not, directly or indirectly, own 5% or more of such company.

(c) Equity Holder agrees that, from and after the Effective Date, Equity Holder shall treat and hold as confidential all information concerning the businesses and affairs of the Company or any of its subsidiaries (including all intellectual property of the Company and its subsidiaries) that is proprietary to, or otherwise treated as confidential by, the Company or its subsidiaries (the “Confidential Information”) and, except as otherwise expressly permitted by this Agreement, refrain from using any of the Confidential Information and, upon the request of Parent, deliver promptly to Parent or destroy all tangible embodiments (and all copies) of the Confidential Information which are in Equity Holder’s possession or otherwise under Equity Holder’s control. In the event that Equity Holder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Equity Holder shall, to the extent permitted by applicable law, notify Parent promptly of the request or requirement so that Parent may seek, at its sole expense, an appropriate protective order or waive compliance with the provisions of this Section 1(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Equity Holder is compelled to disclose any Confidential Information under applicable law, Equity Holder may disclose the Confidential Information; provided that Equity Holder shall use reasonable efforts to obtain, at the request and sole expense of Parent, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information shall not include information (i) which is or becomes generally available to the public other than as a result of a disclosure by Equity Holder in violation of this Agreement or (ii) was lawfully disclosed to Equity Holder by a third party without breach of any obligation and without restriction.

(d) The Equity Holder expressly acknowledges that compliance with the restrictions set forth in this Agreement will not prevent her from earning a livelihood. The Equity Holder further agrees that the restrictions set forth herein are reasonable for the purposes of protecting the business and goodwill of the Company in connection with the Merger. The Equity Holder acknowledges that Parent would be irreparably harmed and that monetary damages may not provide an adequate remedy in the event that the covenants contained herein were not complied with strictly in accordance with their terms. Accordingly, the Equity Holder agrees that any breach or threatened breach by her of any provision hereof shall entitle Parent to seek injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any and all other remedies which may be available to Parent. It is the desire and intent of the parties hereto that the provisions hereof be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions hereof relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum extent that such court deems enforceable. If any provision hereof other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

2.	Miscellaneous.

(a) This Agreement shall become effective automatically without any further action by or on behalf of any party hereto upon the Closing (the date on which the Closing is consummated and this Agreement becomes effective is referred to herein as the “Effective Date”). If the Merger Agreement is terminated prior to the Closing in accordance with its terms, then this Agreement shall terminate and be of no further force or effect.

(b) This Agreement constitutes the entire agreement and understanding of the parties hereto relating to the Equity Holder’s restrictive covenant agreement in connection with the Merger. The recitals above are hereby incorporated into the Agreement of the parties hereto. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree and acknowledge that delivery of a signature by facsimile shall constitute execution by such signatory.

(c) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without giving effect to its conflict of laws rules that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

(d) Any failure by a party to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This Agreement may be amended or modified only by a written instrument executed by both of the parties hereto.

(e) The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity.

(f) No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, and any purported assignment without such consent shall be null and void.

(g) Each of the parties hereto agrees to bring any Action arising out of this Agreement exclusively to the jurisdiction of any federal or state court in the State of California having subject matter jurisdiction. Each of the parties agrees that venue will be proper as to proceedings brought in any such federal or state court.

(h) The Parties agree that solely for income tax purposes, $100,000 of the consideration due to the Equity Holder pursuant to the Merger Agreement shall be allocated to this Agreement (the “Allocation”). The Parties shall file all tax returns consistent with the Allocation.

(i) All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by overnight courier service such as Federal Express or by other messenger (as evidenced by written receipt, or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission (with confirmation), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

If to the Equity Holder:

Therese Tucker

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Tel.: ###        Fax: ###

with a copy (which shall not constitute notice) to:

If to the Parent:

c/o Silver Lake Sumeru

2775 Sand Hill Road

Menlo Park, California 94025

Facsimile: (650) 233-8125

Attention: Hollie Moore Haynes

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

3330 Hillview Avenue

Palo Alto, CA 94025

Facsimile: (650) 859-7500

Attention:        Adam D. Phillips

or to such other address as either party hereto may have previously furnished to the other in writing in the manner set forth above.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

/s/ Therese Tucker
Therese Tucker
Address:

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###
Tel: ###
Fax: ###

SLS BREEZE HOLDINGS, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

Therese Tucker
Address:

Tel:
Fax:

SLS BREEZE HOLDINGS, INC.

By:	/s/ Hollie Moore Haynes
	Name:	Hollie Moore Haynes
	Title:	President